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Exhibit 1.2

Unofficial translation

ARTICLES OF ASSOCIATION
Modern Times Group MTG AB

§ 1

        The name of the Company is Modern Times Group MTG AB. The Company is public (publ.).

§ 2

        The board of directors shall have its registered office in the municipality of Stockholm.

§ 3

        The primary purpose of the Company's business shall be to generate profit for its shareholders.

        The object of the Company's business is to develop and sell goods and services within the media, information and communications businesses and other activities compatible therewith.

        The Company shall also be entitled to own and manage real estate as well as shares and other movables, and carry on other activities compatible therewith.

        The Company shall have the right to guarantee or otherwise pledge security for obligations assumed by other companies within the group.

§ 4

        The Company's share capital shall be not less than SEK 298,000,000 (two hundred ninety eight million) and not more than SEK 1,192,000,000 (one billion one hundred ninety two million).

        The nominal value of each share shall be SEK 5 (five).

§ 5

        Shares may be issued in two series, series A and series B. Shares of series A may be issued to a maximum number of 238,400,000 (two hundred thirty eight million four hundred thousand) and shares of series B to a maximum number of SEK 238,400,000 (two hundred thirty eight million four hundred thousand). Shares of series A carry ten votes and shares of series B carry one vote.

        Should the Company resolve on a cash issue of new shares of series A and series B, a holder of shares of series A and series B shall have a pre-emptive right to subscribe for new shares of the same series in proportion to the number of shares previously held by that shareholder (primary preferential right). Shares not subscribed for with primary preferential right shall be offered for subscription to all shareholders (secondary preferential right). If the number of shares issued is not sufficient to cover the number of shares subscribed for with secondary preferential right, the shares shall be distributed among the subscribers in proportion to the number of shares they previously held and, to the extent that is not possible, by drawing lots.

        Should the Company resolve on a cash issue of new shares of series A only, or series B only, all shareholders shall, no matter if their shares are shares of series A or series B, have a pre-emptive right to subscribe for new shares in proportion to the number of shares they previously held. The aforementioned shall not constitute any restriction on the possibility to resolve on a cash issue of new shares with deviation from the pre-emptive rights of the shareholders.

        In the event of an increase of the share capital through a bonus issue of shares, new shares of each series shall be issued in proportion to the number of shares already issued of that series. In such an event, existing shares of a certain series shall carry pre-emptive rights to new shares of the same series. The aforementioned shall not constitute any restriction on the possibility to issue shares of a new series through a bonus issue, subject to required amendments to the articles of association.

§ 6

        The board shall consist of no less than three and no more than nine directors with up to seven deputy directors. The directors and the deputies shall be elected annually by the annual general meeting of shareholders for the period until the end of the following annual general meeting.

§ 7

        One or up to three auditors with up to three deputy auditors shall be appointed by the annual general meeting of shareholders. The auditors as well as the deputies shall be authorized public accountants. An authorized public accountant firm may be appointed auditor.

§ 8

        The Company's financial year shall be the calendar year.

§ 9

        General meetings of shareholders shall be held in Stockholm.

§ 10

        At general meetings of shareholders, each person entitled to vote may exercise the voting rights of the full number of shares that he represents.

        The chairman of the board or whomever the board appoints thereto, shall open the general meeting and chair the meeting until a chairman of the general meeting has been elected.

        At the annual general meeting, the following items shall be addressed:

1.
election of chairman of the meeting;

2.
preparation and approval of voting list;

3.
approval of the agenda;

4.
election of one or two persons to check and sign the minutes along with the chairman;

5.
determination of whether the meeting has been duly convened;

6.
presentation of the annual report and the auditor's report and, if the Company is a parent company, the consolidated accounts and the auditor's report on the consolidated accounts;

7.
resolution on the adoption of the income statement and the balance sheet and, if the Company is a parent company, the consolidated income statement and the consolidated balance sheet;

8.
resolution on the allocation of the Company's profit or loss pursuant to the balance sheet adopted by the meeting;

9.
resolution on the discharge of the board of directors and the managing director from personal liability;

10.
determination of the number of directors and deputy directors and, when applicable, auditors and deputy auditors;

11.
determination of fees to be paid to the board directors and the auditors;

12.
election of board directors and, when applicable, auditors and deputy auditors;

13.
other matters to be addressed by the meeting pursuant to the Companies Act or the articles of association as amended from time to time.

§ 11

        Notice convening a general meeting of shareholders shall be made through public announcement in Post- och Inrikes Tidningar, Metro and Svenska Dagbladet or any other daily newspaper with nationwide coverage not earlier than six weeks and not later than four weeks before the meeting and, in case of an extraordinary general meeting not concerning amendments to the articles of association, not earlier than six weeks and not later than two weeks before the meeting. Other messages to the shareholders shall be announced in the same manner.

§ 12

        A shareholder that wishes to participate at the general meeting shall, firstly, have been registered as shareholder in a transcript of the entire share register as stipulated in Chapter 3 Section 13 second paragraph of the Companies Act with respect to the situation ten days before the meeting, and secondly, register with the Company no later than 1 p.m. on the registration day set forth in the notice convening the meeting. Such registration day must not be a Sunday, any other public holiday, a Saturday, Midsummer's Eve, Christmas Eve, New Year's Eve or any day earlier than five weekdays prior to the meeting.

        A shareholder attending a general meeting may be accompanied by an assistant, however only where the shareholder has provided notification hereof in accordance with the foregoing paragraph.

§ 13

        Any person who on the record date is registered in the share register or a register according to Chapter 3 Section 12 of the Companies Act (1975:1385) shall be considered authorized to receive dividends and, in the event of a bonus issue of shares, new shares issued to shareholders, as well as to exercise the pre-emptive right of shareholders to participate in a share issue.

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  Exhibit 1.2
ARTICLES OF ASSOCIATION Modern Times Group MTG AB